Exhibit 10.25

AGREEMENT

BY AND BETWEEN

MR. LOUIS CAMILLERI (the “Employee”)

AND

PHILIP MORRIS COMPANIES INC. (the “Company”)

The Employee and the Company hereby agree to the following:

1.

With immediate effect, but subject to the provisions of paragraph 4 of this Agreement, the Company will take the necessary steps to provide that the Swiss pension plan (Caisses de Pensions des Fabriques de Tabac Réunies SA, and hereafter, the “Swiss FTR Plan”) entitlements of the Employee attributable to the period from February 1st, 1980 to January 31st, 1995 (hereafter “credited service”) will be assumed by the Company’s U.S. pension plans.

2.	The cost thereof, if any, will be borne entirely by the Company. Subject to the provisions of paragraph 4, the Employee certifies that he irrevocably gives up any and all claims against the Swiss FTR Plan with respect to benefits attributable to the period of credited service and that he shall have no remaining or future rights, whatsoever.

3.	The transfer value of the Swiss plan entitlements of CHF 1,062,121 on July 1, 2001 will remain within the Swiss FTR Plan. This amount shall be considered as an employer contribution reserve no earlier than one year from the date of this Agreement.

4.	Notwithstanding the foregoing provisions of this Agreement, the Swiss FTR Plan will pay the pension plan entitlements of the Employee attributable to his credited service if such entitlement is not paid by the Company’s U.S. pension plans. The Company may release the Swiss FTR Plan from this obligation no earlier than one year from the date of this Agreement.

5.	A copy of this duly signed Agreement will be provided to the trustees of this Swiss plan.

Place and date,	Place and date,

New York-June 1, 2001	New York, June 7, 2001

Mr. Louis Camilleri	Mr. Timothy A. Sompolski

/s/ Louis Camilleri	/s/ Timothy A. Sompolski